                                    EXHIBIT 11.01


COMPUTATION OF NET INCOME (LOSS) PER SHARE
(in thousands, except per share data)



                                                               THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                    MARCH 31,                     MARCH 31,
                                                              1997          1996            1997           1996
                                                              ----          ----            ----           ----
Primary:
Average common shares outstanding                            54,879         18,079         54,770         18,002
Net effect of dilutive stock
 options - based on the modified treasury
 stock method using average
 market price                                                     -              3              -             56
                                                           --------        -------       --------        -------
Totals                                                       54,879         18,082         54,770         18,058
                                                           --------        -------       --------        -------
                                                           --------        -------       --------        -------
Net income (loss)                                          $(5,516)        $13,919       $(6,385)        $ 4,136
                                                           --------        -------       --------        -------
                                                           --------        -------       --------        -------
Per share amount                                           $ (0.10)        $  0.77       $ (0.12)        $  0.23
                                                           --------        -------       --------        -------
                                                           --------        -------       --------        -------


Fully diluted:
Average common shares outstanding                            54,879         18,079         54,770         18,002
Net effect of dilutive stock
  options - based on the modified treasury stock method
  using quarter end market price which is greater than
  average market price                                            -              3              -             56
                                                           --------        -------       --------        -------

Totals                                                       54,879         18,082         54,770         18,058
                                                           --------        -------       --------        -------
                                                           --------        -------       --------        -------

Net income (loss)                                          $(5,516)        $13,919       $(6,385)        $ 4,136
                                                           --------        -------       --------        -------
                                                           --------        -------       --------        -------

Per share amount*                                          $ (0.10)        $  0.77       $ (0.12)        $  0.23
                                                           --------        -------       --------        -------
                                                           --------        -------       --------        -------

* The primary net loss per share is shown in the statements of operations. Net loss per share under the primary and fully diluted calculations are equivalent.


                                     -20-